Exhibit 99.1

For Immediate Release
December 13, 2016

For More Information
Trisha Voltz Carlson, SVP Investor Relations Manager
504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Holding Company Prices Public Offering of Common Stock

GULFPORT, Miss.  (December 13, 2016) — Hancock Holding Company ("Hancock")  (Nasdaq:HBHC) today announced that it has priced an underwritten registered public offering of  5.5 million shares of common stock.  The sale of the shares is expected to close December 16, 2016, subject to customary closing conditions. Hancock has granted the underwriter an option to purchase up to an additional 825,000 shares of its common stock.

Hancock expects net proceeds of this offering, before expenses, of approximately $225.8 million, or $259.6 million if the underwriters exercise their option to purchase additional shares in full.

The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering will be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from Morgan Stanley, Attention: Prospectus Department,  180 Varick Street, Second Floor, New York, NY 10014.

About Hancock Holding Company
Hancock Holding Company is a financial services company with regional business headquarters and locations across the Gulf South. The company's banking subsidiary provides comprehensive financial products and services through Hancock Bank locations in Mississippi, Alabama, and Florida and Whitney Bank locations in Louisiana and Texas, including traditional, online, and mobile banking; commercial and small business banking; private banking; trust and investment services; certain insurance services; and mortgage services. More information is available at www.hancockwhitney.com.
"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Congress passed the Private Securities Litigation Act of 1995 in an effort to encourage corporations to provide information about companies' anticipated future financial performance. This act provides a safe harbor for such disclosure, which protects the companies from unwarranted litigation if actual results are different from management expectations. This release contains forward-looking statements which are not historical facts and reflects management's current views and estimates of future economic circumstances, industry conditions, company performance, and financial results. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements.
— END —